Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Minority Equality Opportunities Acquisition Inc.
Waxahachie, Texas

We hereby consent to the inclusion in Amendment No.2 to the Registration Statement on Form S-4 (File No.333- 268617) of Minority Equality Opportunities Acquisition Inc. of our audit report dated January 18, 2022, with respect to the balance sheets of Skynet Telecom, LLC as of July 31, 2021, and the statements of operations, changes in members’ equity and cash flows for the year then ended, and the related notes, which report appears in the Form 8- K/A of Digerati Technologies, Inc. dated January 21, 2022.

We also consent to the inclusion in Amendment No.2 to the Registration Statement on Form S-4 (File No.333-268617) of Minority Equality Opportunities Acquisition Inc. of our review report dated January 18, 2022, with respect to the balance sheets of Skynet Telecom, LLC as of October 31, 2021, the statement of changes in members’ equity for the three months ended October 31, 2021, the statements of operations and cash flows for the three-months ended October 31, 2021 and 2020, and the related notes, which report appears in the Form 8-K/A of Digerati Technologies, Inc. dated January 21, 2022.

ADKF, P.C.

San Antonio, Texas

April 11, 2023